SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G



             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 2)*



                               Internap Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    45885A300
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 March 27, 2017
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


-----------
   * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

     This Amendment No. 2 to Schedule 13G amends the Amendment No. 1 to
     Schedule 13D filed by the Reporting Persons in respect of the Issuer on February 22, 2017.

CUSIP No. 45885A300                   13G



1.   NAME OF REPORTING PERSONS

     Avenir Corporation

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     54-1146619
_______________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

_______________________________________________________________________________
3.   SEC USE ONLY



_______________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Virginia, USA
_______________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               ________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          7,966,877
               ________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING
                    0
________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            7,966,877
_______________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             7,966,877

_______________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

             NA                                                      [_]

_______________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             9.7%

_______________________________________________________________________________
12.  TYPE OF REPORTING PERSON

             IA

_______________________________________________________________________________

CUSIP No. 45885A300                   13G



1.   NAME OF REPORTING PERSONS

     Peter C. Keefe
_______________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

_______________________________________________________________________________
3.   SEC USE ONLY



_______________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES OF AMERICA
_______________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               ________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          7,966,877
               ________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING
                    0
________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            7,966,877
_______________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             7,966,877

_______________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

             NA                                                      [_]

_______________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             9.7%

_______________________________________________________________________________
12.  TYPE OF REPORTING PERSON

             IN

_______________________________________________________________________________

CUSIP No. 45885A300                   13G



1.   NAME OF REPORTING PERSONS

     James H. Rooney
_______________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

_______________________________________________________________________________
3.   SEC USE ONLY



_______________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES OF AMERICA
_______________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               ________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          7,966,877
               ________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING
                    0
________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            7,966,877
_______________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             7,966,877

_______________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

             NA                                                      [_]

_______________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             9.7%

_______________________________________________________________________________
12.  TYPE OF REPORTING PERSON

             IN

_______________________________________________________________________________

CUSIP No. 45885A300                  13G

_______________________________________________________________________________
Item 1(a).  Name of Issuer:

             Internap Corporation

_______________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

             One Ravinia Drive
             Suite 1300
             Atlanta, GA 30346

_______________________________________________________________________________
Item 2(a).  Name of Person Filing:

             This Schedule 13G ("Schedule") is being filed on behalf of Avenir Corporation ("Avenir"), a Virginia corporation, Peter C. Keefe and James H. Rooney (Messrs. Keefe and Rooney along with Avenir are "Reporting Persons").

Avenir is an investment adviser registered under the Investment Advisers Act of 1940, as amended ("Advisers Act").

Messrs. Keefe and Rooney are portfolio managers and shareholders of Avenir.

_______________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

             1775 Pennsylvania Avenue NW, Suite 650
             Washington, DC  20006

_______________________________________________________________________________
Item 2(c).  Citizenship:

             State of Virginia, USA
_______________________________________________________________________________
Item 2(d).  Title of Class of Securities:

             Common Stock
_______________________________________________________________________________
Item 2(e).  CUSIP Number:

             45885A300
_______________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [X]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [_]

CUSIP No. 45885A300                 13G

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

             7,966,877

     (b)  Percent of class:

             9.7%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote

                0

          (ii)  Shared power to vote or to direct the vote

                7,966,877

          (iii) Sole power to dispose or to direct the disposition of

                0

          (iv)  Shared power to dispose or to direct the disposition of

                7,966,877
_______________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

_______________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

              NA
_______________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

              NA
_______________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

              NA
_______________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

              NA
_______________________________________________________________________________
Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

CUSIP No. 45885A300                  13G

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   March 27, 2017
                                             -----------------------------------
                                                       Date

                                                   /s/ James H. Rooney
                                             -----------------------------------
                                                       Signature

                                                 James H. Rooney, President
                                             -----------------------------------
                                                       Name/Title

                                                   /s/ Peter C. Keefe
                                             -----------------------------------
                                                       Signature

                                                     Peter C. Keefe
                                             -----------------------------------
                                                       Name/Title

                                                   /s/ James H. Rooney
                                             -----------------------------------
                                                       Signature

                                                     James H. Rooney
                                             -----------------------------------
                                                       Name/Title

CUSIP No. 45885A300                 13G



                                 EXHIBIT A


The undersigned agree that this Schedule 13G, dated March 27, 2017, relating to the Common Stock of Internap Corporation, shall be filed on behalf of the undersigned.




                                          Avenir Corporation

                                                   /s/ James H. Rooney
                                             -----------------------------------
                                                       Signature

                                                 James H. Rooney, President
                                             -----------------------------------
                                                       Name/Title

                                                   /s/ Peter C. Keefe
                                             -----------------------------------
                                                       Signature

                                                     Peter C. Keefe
                                             -----------------------------------
                                                       Name/Title

                                                   /s/ James H. Rooney
                                             -----------------------------------
                                                       Signature

                                                     James H. Rooney
                                             -----------------------------------
                                                       Name/Title